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                     July 26, 2022

       Rosemary L. Ripley
       Chief Executive Officer
       Better World Acquisition Corp.
       775 Park Avenue
       New York, New York 10021

                                                        Re: Better World
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 8, 2022
                                                            File No. 001-39698

       Dear Ms. Ripley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joshua Englard